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                                                                    EXHIBIT 99.1



       DETROIT, July 25, 2003 -- CARACO PHARMACEUTICAL LABORATORIES, LTD. (OTCBB: CARA) posted record results for the second quarter and first half of 2003, Narendra N. Borkar, Chief Executive Officer, reported today.

Q2 Results
       Net income for the second quarter was $4,326,158, or $0.17 per diluted share, a sharp turnaround from a net loss of $1,909,840, $0.08 per diluted share, for the second quarter of 2002. Both gross and operating income also improved appreciably. Gross profit rose 144% to $7,462,473, from $3,061,528 a year ago. The operating profit was $4,695,649, up 406% from Q2-2002 operating loss of $1,534,406.

       Revenues for the quarter rose a robust 111% to $11,889,937, from $5,627,449 a year ago. Q2 revenues rose 36% over Q1 revenues of $8,721,600.

Six-month results
       Midyear results were exceptional, as well. Net income jumped to $6,530,906, or $0.26 per diluted share, from a year earlier net loss of $2,429,533, or $0.11 per diluted share. The gross profit improved to $11,958,124 from $4,515,940 for the first six months of 2002. Operating profit improved similarly, rising to $7,341,585, from an operating loss of $1,685,971, a year ago.

       Revenues for the first half jumped 131% to $20,611,537, from year-earlier revenues of $8,929,408.

       Mr. Borkar said, "We are proud of our results for the second quarter and first half of 2003. Our gross margin and net income were substantially improved, reflecting higher sales, manufacturing efficiencies and larger production batches. The favorable results also underscore the success of our efforts in new product introduction and vertical-integration and the purchase of raw materials and active substances at highly competitive prices. Much of the credit for these accomplishments goes to our affiliate, Sun Pharmaceutical Industries, which is an FDA-approved supplier of certain active substances.

       "In addition to the substantial growth in sales and strong profitability, we introduced one new drug, clozapine, a generic form of Clozaril, during the quarter. This raises our formulary to 16 drugs.

       "Looking forward, we are optimistic about the third quarter and second half of 2003. We expect continued growth in sales and strong gross-profit margins in the third and fourth quarters. As reported, our sales for the year are expected to increase more than 50% to $35 million. We, likewise, expect profitability in quarters in which we do not recognize technology transfer expenses for new drugs under our R&D agreement with Sun Pharma.


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       "We plan to introduce one new drug, digoxin, a generic form of Lanoxin, in the third quarter. By yearend, we expect to receive two or three drug approvals from the FDA, "he said. He noted that the Company has 15 drugs in various stages of development.

       Caraco has received FDA approval for 10 generic drugs over the past two years. These are: digoxin, a generic form of Glaxo Wellcome's Lanoxin; clozapine, a generic form of Novartis' Clozaril; ticlopidine hydrochloride, a generic form of Hoffman LaRoche's Ticlid; meperidine hydrochloride, a generic form of Sanofi-Synthelabo's Demerol; metformin hydrochloride, a generic form of Bristol Myers Squibb's Glucophage; oxaprozin, a generic form of G.D. Searle's Daypro; carbamazepine (chewable), a generic form of Novartis' Tegretol; clonazepam, a generic form of Roche's Klonopin; flurbiprofen, a generic form of Pharmacia's Ansaid; and tramadol hydrochloride, a generic form of R.W. Johnson Pharma Research Institute's Ultram.

       Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies. Sun Pharmaceutical Industries Ltd., is India's fifth largest pharmaceutical company and owns about one-half of Caraco's outstanding shares of common stock.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risk factors and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.



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
(unaudited)                                        Six Months Ended June 30             Three Months ended June 30

                                                    2003                2002              2003                2002
Net Sales                                        20,611,537           8,929,408        11,889,937           5,627,449
Cost of goods sold                                8,929,408           4,413,468         4,427,464           2,565,921
Gross Profit                                     11,958,124           4,515,940         7,462,473           3,061,528

Selling, general & administrative                 3,089,820           1,839,689         2,140,036           1,084,584
expenses
R&D Cost                                          1,526,719           1,571,502           626,788             720,630
R&D cost to affiliate                                                 2,790,720                             2,790,720
Operating income / (loss)                         7,341,585          (1,685,971)        4,695,649          (1,534,406)

Interest
Interest expense                                   (817,722)           (745,982)         (375,470)           (376,915)
Interest income                                       7,044               2,420             5,978               1,481
Net interest expense                               (810,679)           (743,562)         (369,492)           (375,434)

Net income / (loss)                               6,530,906          (2,429,533)        4,326,158          (1,909,840)

Net income / (loss) per diluted                        0.26               (0.11)             0.17               (0.08)
common share



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